LETTER OF CONSENT

TO:     The Securities Commissions or Similar Regulatory Authorities in each of the Provinces of Canada

We refer to the short form prospectus dated June 28, 2004 (the "Prospectus") of Provident Energy Trust (the "Trust") relating to the issuance of 12,100,000 trust units of the Trust and $50,000,000 aggregate principal amount of 8% convertible unsecured subordinated debentures.

We were engaged by Viracocha Energy Inc. ("Viracocha") to prepare an evaluation of Viracocha's oil and natural gas reserves effective January 1, 2004 (the "GLJ Report"). References to the GLJ Report have been incorporated by reference in the Prospectus from the material change report of the Trust dated June 14, 2004.

We hereby consent to the reference to our firm name and to the reference to, summaries of and excerpts from the GLJ Report in the Prospectus and in the documents incorporated by reference therein.

We confirm that we have read the Prospectus and that we have no reason to believe that there are any misrepresentations in the information contained in the Prospectus that are derived from the GLJ Report or that are within our knowledge as a result of the services performed by us in connection with the GLJ Report.

Yours very truly,

GILBERT LAUSTSEN JUNG
ASSOCIATES LTD.

ORIGINALLY SIGNED BY

Wayne W. Chow, P. Eng.
Vice-President

Dated: June 28, 2004
Calgary, Alberta
CANADA